EXHIBIT 10.1
------------

                          PARALLAX ENTERTAINMENT, INC.
                      14110 North Dallas Parkway, Suite 130
                                Dallas, TX 75254
                                 (972) 726-9203
                              (972) 726-7749 - Fax

                              INFORMATION STATEMENT

 **WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY**

INTRODUCTION
------------

This Information Statement is being furnished to the stockholders of record of Parallax Entertainment, Inc. (the "Company") as of October 2, 2001 ("Record Date"), in connection with the adoption of the Articles of Amendment to the Articles of Incorporation ("Articles of Amendment") and the 2001 Stock Option Plan (the "Plan") by the written consent of the holders of a majority in interest of the Company's voting capital stock consisting of the Company's outstanding Common Stock, $0.01 par value ("Capital Stock"). On August 29, 2001 the Company's Board of Directors approved and recommended that the Articles of Incorporation be amended in order to:

     o Increase the number of authorized shares of Common Stock from 10,000,000 to 200,000,000.
     o    Authorize 1,000,000 shares of a Preferred class of stock.

The Articles of Amendment was approved by the written consent dated August 29, 2001 of the stockholders owning a majority of the outstanding Capital Stock, and the Articles of Amendment were filed and accepted by the Texas Secretary of State on September 14, 2001 with a delaying provision that it will not become effective until October 4, 2001 or 20 days after the "Record Date" of this letter, which ever is later.

The Company's Board of Directors also recommended that the Company adopt the Plan, which was previously approved by the Board of Directors by written consent on August 29, 2001. Stockholders owning a majority of the outstanding Capital Stock approved the Plan by written consent dated August 29, 2001.

The elimination of the need for a special meeting of stockholders to approve the Articles of Amendment is made possible by Articles 9.10 of the Texas Business Corporation Act ("TBCA"), which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. Pursuant to Article 9.10, a majority of the outstanding shares of voting stock entitled to vote thereon are required in order to amend the Company's Articles of Incorporation and approve the Plan. In order to eliminate the costs and time involved in holding a special meeting and in order to effect the Articles of Amendment and approve the Plan as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of the holders of a majority in interest of the voting stock of the Company.

On August 29, 2001, there were 1,118,800 outstanding shares of Capital Stock and approximately 63 stockholders of record. The approval of the Articles of Amendment and the Plan requires the written consent of the holders of a majority of the outstanding shares of Capital Stock, and each share of Capital Stock was entitled to one vote with respect to the approval of the Articles of Amendment and the Plan. By written consent in lieu of a meeting dated August 29, 2001, holders of 622,000 shares of our Common Stock, representing approximately 55.59% of our then outstanding voting power, approved the Articles of Amendment. Also, by written consent in lieu of a meeting dated August 29, 2001, holders of 622,000 shares of our common stock, representing approximately 55.59% of our then outstanding voting power, approved the Plan.

Under applicable federal securities laws, the Articles of Amendment and approval of the Plan cannot be affected until at least 20 calendar days after this information statement is sent or given to the stockholders of the Company. The approximate date on which this information statement is first being sent or given to stockholders is October 2, 2001.

ARTICLES OF AMENDMENT
---------------------

On August 29, 2001, the Board of Directors approved, subject to the approval of the Company's stockholders, the Articles of Amendment, which:

     o Increases the number of authorized shares of Common Stock from 10,000,000 to 200,000,000.
     o    Authorize 1,000,000 shares of a Preferred class of stock.

In August 2001, stockholders owning a majority of the outstanding Capital Stock approved the Articles of Amendment. A copy of the Articles of Amendment is attached to this document as Exhibit A.

Current Use of Shares

As of August 29, 2001, 1,118,800 shares of Common Stock were issued and outstanding and no shares of Common Stock were subject to outstanding options and warrants and reserved for future issuance.

As of August 29, 2001, the Company had no other class of stock authorized.

Rights of Additional Stock

The additional Common Stock to be authorized by the Articles of Amendment will have rights identical to currently outstanding Common Stock. The Articles of Amendment will not affect the rights of the holders of currently outstanding Common Stock, except for effects identical to increasing the number of shares of Common stock outstanding upon any issuance of these additional shares.

The Board of Directors may issue the Preferred Stock in one or more series with such voting powers, designations, and preferences as the Board of Directors may determine.

Effect of the Articles of Amendment

After the Articles of Amendment becomes effective, the Board of Directors will have the authority to issue additional shares of authorized Common Stock and Preferred Stock for such purposes and consideration and on such terms as the Board of Directors may approve without requiring future stockholder approval except as may be required by law and, when and if the Company is listed with NASDAQ, the regulations thereof. The increase in the authorized number of shares of Common Stock and Preferred Stock and the subsequent issuance of such shares (within that limits imposed by applicable law) could have the effect of delaying or preventing a change in control and discouraging hostile takeover attempts. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding Common Stock and Preferred Stock, and such additional shares would dilute the stock ownership and voting rights of stockholders.

Reason for the Articles of Amendment

The increase in authorized Common Stock to be effected by the Articles of Amendment is necessary to enable the Company to reserve enough shares for the Plan as well as complete any future private placement of the Common Stock.

Furthermore, the Board of Directors believes that the limited number of currently authorized but unissued shares of Common Stock unduly restricts the Company's ability to respond to business needs and opportunities that may arise in the future. The Articles of Amendment will afford the Company added flexibility by increasing the number of authorized but unissued shares of Common stock, as well as authorizing a class of Preferred Stock, for financing requirements, stock splits or other corporate purposes.

2001 STOCK OPTION PLAN
----------------------

On August 29, 2001, the Board of Directors approved, subject to the approval of the Company's stockholders; a stock option plan entitled the Stock Option Plan (the "Plan"). On August 29, 2001, stockholders owning a majority of the outstanding Common Stock approved the Plan. A copy of the Plan is attached hereto as Exhibit B.

The Plan reserves an aggregate of 550,000 shares of the Company's Common Stock for issuance pursuant to the exercise of stock options which may be granted to key employees and non-employee directors of the Company and independent contractors and consultants to the Company. The Board of Directors has determined that the Plan will increase the proprietary interest in the Company of key employees, non-employee directors, and independent contractors and consultants and will align more closely their interests with the interests of the Company. The Plan will also increase the Company's ability to attract and retain the services of experienced and highly qualified employees and non-employee directors.

The Plan will be administered by a committee whose members will be selected by the Board (the "Committee"), or in the absence of such committee, the Plan shall be administered by the entire Board. The Committee or the Board of Directors will determine, without limitation, the persons who will be granted options under the Plan, the type of option that becomes exercisable, the duration of the exercise period for options, and the form or forms of the instruments evidencing options granted under the Plan. The Committee or the Board of Directors, may adopt, amend, and rescind such rules and regulations as in its opinion may be advisable for the administration of the Plan. The Committee or Board of Directors may amend or rescind the plan without stockholder approval, except when an amendment would (a) materially increases the number of securities that may be issued under the Plan or (b) materially modify the requirements of eligibility for participation in the Plan.

Options granted under the Plan may be either options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue
Code of 1986, as amended (the "Code"), or options that do not so qualify ("Non-qualified Options," collectively with Incentive Options, the "Options"). Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the Company's Common Stock must be at least 110% of such fair market value as determined on the date of the grant. The exercise price of Non-qualified Options will be determined by the Committee or the Board of Directors.

Key employees and non-employee directors of the Company and independent contractors or consultants for the Company and its subsidiaries are eligible to receive Non-qualified Options under the Plan. Only key employees are eligible to receive Incentive Options.

At the Board of Directors' option, the Plan allows for the proportionate adjustment of the number of shares for outstanding options and option price per share in the event of stock dividends, recapitalization resulting in stock splits or combinations or exchanges of shares, but any such adjustment will not change the total purchase price payable upon the exercise in full of options granted under the Plan.

Options granted under the Plan are nonassignable and nontransferable, except by will or the laws of decent and distribution. Except in the case of death or disability of an optionee, options granted may be exercised only by the optionee. The expiration date of an option is determined by the Committee at the time of the grant and is set forth in the applicable stock option agreement. In no event may an option be exercisable after ten years from the date it is granted.

If an optionee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to termination of his right to exercise an option in accordance with the provisions of his option agreement, the option agreement may provide that the option may be exercised, to the extent of the shares with respect to which the option could have been exercised by the optionee on the date of his death or disability, (i) in case of death, by the optionee's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the optionee or (ii) in the case of disability, by the optionee or his personal representative, provided the option is exercised prior to the date of its expiration or not more than one year from the date of the optionee's death or disability, whichever first occurs. The date of disability of an optionee will be determined by the Committee.

Federal Income Tax Consequences

Incentive Options. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an Incentive Option. However, an employee who exercises an Incentive Option by delivering shares of Common Stock previously acquired pursuant to the exercise of an Incentive Option is treated as making a Disqualifying Disposition (defined below) of these shares if the employee delivers the shares before the expiration of the holding period applicable to these shares. The applicable holding period is the longer of two years from the date "pyramiding" the exercise of an Incentive Option (i.e., the exercise of the Incentive Option for one share and the use of that share to make successive exercise of the Incentive Option until it is completely exercised) without the imposition of current income tax.

The amount by which the fair market value of the shares acquired at the time of exercise of an Incentive Option exceeds the purchase price of the shares under such Option will be treated as an adjustment to the Optionee's alternative minimum taxable income for purposes of the alternative minimum tax. If however, there is a Disqualifying Disposition in the year in which the Option is exercised, the maximum amount of the item of adjustment for such year is the gain on the disposition of the shares. If there is Disqualifying Disposition in a year other than the year of exercise, the dispositions will not result in an adjustment for the other year.

If, subsequent to the exercise of the Incentive Option (whether paid for in cash or in shares), the Optionee holds the shares received upon exercise for a period that exceed (a) two years from the date such Incentive Option was granted or, if later, (b) one year from the date of exercise (the "Required Holding Period"), the difference (if any) between the amount realized from the sale of such shares and their tax basis to the holder will be taxed as long-term capital gain or loss. If the holder is subject to the alternative minimum tax in the year of disposition, the holder's tax basis in his or her shares will be increased for purposes of determining his alternative minimum tax for that year, by the amount of the item of adjustment recognized with respect to such shares in the year the Option was exercised.

In general, if, after exercising an Incentive Option, an employee disposes of the acquired shares before the end of the Required Holding Period (a "Disqualifying Disposition"), an Optionee would be deemed to receive ordinary income in the year of the Disqualifying Disposition, in an amount equal to the excess of the fair market value of the shares at the date the Incentive Option was exercised over the exercise price. If the Disqualifying Disposition is a sale or exchange which would permit a loss to be recognized under the Code (were a loss in fact to be sustained), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the Optionee's ordinary income would be limited to the gain (if any) from the sale. If the amount realized upon disposition exceeds the fair market value of the shares on the date of exercise, the excess would be treated as short term or long-term capital gain, depending on whether the holding period for such shares exceeded one year.

The Company is not allowed an income tax deduction for the grant or exercise of an Incentive Option of the disposition, after the Required Holding Period, of shares acquired upon exercise. In the event of Disqualifying Disposition, the Company will be allowed to deduct an amount equal to the ordinary income to be recognized by the Optionee, provided that such amount is an ordinary and necessary business expense to the Company and is reasonable, and would satisfy the Company's withholding obligations for this income.

Non-qualified Options. An Optionee granted a Non-qualified Option under the Plan will generally recognize, at the date of exercise of such Non-qualified Option, ordinary income equal to the difference between the exercise price and the fair market value of the shares of Common Stock subject to the Non-qualified Option. This taxable ordinary income will be subject to Federal income tax withholding. The Committee or the Board of Directors may establish such rules and procedures, as it considers desirable in order to satisfy any obligation of the Company to withhold the statutory prescribed minimum amount of federal income taxes or other taxes with respect to the exercise of any Option granted under the Plan. If the Common Stock is traded in the over-the-counter market or upon any securities exchange, such rules and procedures may provide that the withholding obligation will be satisfied by the Company withholding shares of Common Stock otherwise issuable upon exercise of an Option in shares of Common Stock in an amount equal to the statutory prescribed minimum withholding applicable to the ordinary income resulting from the exercise of that Option.

If an Optionee exercises a Non-qualified Option by delivering other shares, the Optionee will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the Option's tax basis. The Optionee, however, will be taxed as described above with respect to the exercise of the Non-qualified Option as if he had paid the exercise price in cash, and the Company will generally be entitled to an equivalent tax deduction. Provided a separate identifiable stock certificate is issued therefore, the Optionee's tax basis in that number of shares received on such exercise which is equal to the number of shares surrendered on such exercise will equal to his tax basis in the shares surrendered and his holding period for such number of shares received will include his holding period for the shares surrendered. The Optionee's tax basis and holding period for the additional shares received on the exercise of the Non-qualified Option paid for, in whole or in part, with shares will be the same as if the Optionee had exercised the Non-qualified Option solely for cash.

The above discussion is based on Federal income tax laws and regulations in effect as of the date hereof. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of the state, local or foreign tax laws, which may be applicable. Accordingly, any person receiving a grant under the Plan should consult his own tax advisor.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT.
------------------------------------------------------------

The following table sets forth information concerning the beneficial ownership of the Company's Common Stock as of the Record Date, by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company, and (iv) all directors and executive officers of the Company as a group.

--------------------          --------------------          --------------------
                              Common Stock
                              --------------------
                              Amount and
                              Nature of
                              Beneficial                    % of Class (2)
Name and Address              Ownership (1)
--------------------          --------------------          --------------------
Gust Kepler                   2,122,000                     77.20%
President                     Direct
And CEO
14110 N. Dallas Parkway
Suite 130
Dallas, TX
75254
USA
---------------------         --------------------          --------------------
Bill Kepler                   10,000                        0.36%
Vice President                Direct
& Secretary
14606 N. Dallas Parkway
#1077-2
Dallas, TX
75254
USA
--------------------          --------------------          --------------------
Rodney Burns                  162,500                       5.91%
5840 Longvue                  Direct
Frisco, TX
75034
USA
--------------------          --------------------          --------------------
All Directors                 2,132,000                     77.56%
And Executive
Officers as a Group
(2 persons)


(1) Except as otherwise indicated and subject to applicable community property and similar laws, the Company assumes that each named person has the sole voting and investment power with respect to his or her shares (other than shares subject to options).

(2) Percent of class is based on the number of shares outstanding as of the Record Date.

OTHER MATTERS
-------------

The information contained in this document is to the best knowledge of the Company, and the information contained herein with respect to the directors, executive officers and principal shareholders is based upon information, which these individuals have provided us.

         By Order of The Board of Directors,

         ------------------------------
         Gust Kepler
         President and CEO

EXHIBIT A
---------

                              ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                          PARALLAX ENTERTAINMENT, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of Amendment to the Articles of Incorporation:

                                   ARTICLE ONE

The name of the corporation is Parallax Entertainment, Inc.

                                   ARTICLE TWO

The following amendment to the Articles of Incorporation was adopted in August 2001 by the consent of the shareholders of the Corporation holding a majority of the shares of common stock, pursuant to Article 9.10A and Article 2.28D of the Texas Business Corporation Act, to increase the authorized common stock of the Corporation to 200,000,000 shares and to authorize 1,000,000 shares of a preferred class of stock:

Article Five is hereby deleted in its entirety and replaced by the following language:

                              "Article Five: Stock"

     The corporation is authorized to issue shares of two classes of stock to be designated "common stock" and "preferred stock." The Corporation is authorized to issue a total number of 200,000,000 common shares and 1,000,000 preferred shares; the par value of each share is $0.01.

                                  ARTICLE THREE

The number of shares of the corporation outstanding at the time of such adoption was 1,118,800; and the number of shares entitled to vote thereon was 1,118,800.

                                  ARTICLE FOUR

The holders of 622,000, or 55.6%, of the shares of common stock outstanding and entitled to vote on said amendment have signed a consent in writing pursuant to
Article 9.10 adopting said amendment and any written notice  required by Article
9.10 has been given. Article Ten of the Articles of Incorporation authorize approval of Amendments of less than two thirds shareholders.

                                  ARTICLE FIVE

These Articles of Amendment shall be effective on October 4, 2001.





Dated: August 29, 2001


PARALLAX ENTERTAINMENT, INCORPORATED





By: /s/ Gust C. Kepler
   -----------------------
     Gust C. Kepler
     President and CEO

EXHIBIT B
---------

                          PARALLAX ENTERTAINMENT, INC.

                         2001 EMPLOYEE STOCK OPTION PLAN

                                 550,000 Shares

                               ARTICLE I - GENERAL

1.1  Purpose of the Plan.
     -------------------

     The purpose of the Parallax Entertainment, Inc. 2001 Employee Stock Option Plan (the "Plan") is to assist Parallax Entertainment, Inc., a Texas corporation (the "Company"), in securing and retaining Key Participants of outstanding ability by making it possible to offer them an increased incentive to join or continue in the service of the Company and to increase their efforts for its welfare through participation or increased participation in the ownership and growth of the Company.

1.2  Definitions.
     -----------

          (a) "Acceleration Event" means any event which in the opinion of the Board of Directors of the Company is likely to lead to changes in control of share ownership of the Company, whether or not such change in control actually occurs.

          (b) "Award" means an Option granted to a Key Participant under the Plan.

          (c) "Board of Directors" or "Board" means the Board of Directors of the Company.

          (d) " Code" means the Internal Revenue Code of 1986, as amended.

          (e) "Committee" means the committee referred to in Section 1.3.

          (f) "Common Stock" means the Common Stock of the Company.

          (g) "Fair Market Value" means the closing price of the shares on the principal trading market on which the Common Stock is primarily traded on the day on which such value is to be determined or, if no shares were traded on such day, on the next preceding day on which shares were traded, as reported by NASDAQ. If at any time shares of Common Stock are not traded on an exchange or in the over-the-counter market, Fair Market Value shall be the value determined by the Board of Directors or Committee administering the Plan, taking into consideration those factors affecting or reflecting value which they deem appropriate.

          (h) "Grantee" means a Key Participant to whom an Award is granted under the Plan.

          (i) "Incentive Share" means a share of Common Stock awarded to a Key Participant under Article VI hereof on such terms as are determined by the Committee.

          (j) "Incentive Share Agreement" means a written agreement in such form as the Board or Committee, as applicable, shall approve that evidences the terms and conditions of an award of Incentive Shares hereunder.

          (k) "Incentive Stock Option" means an option to purchase shares of Common Stock which is intended to qualify as an incentive stock option as defined in Section 422 of the Code.

          (1) "Key Participant" means any person, including officers, directors, employees, agents and consultants of the Company or any Subsidiary who are designated a Key Participant by the Board or Committee, as applicable, and is or is expected to be primarily responsible for the management, growth, or supervision of some part or all of the business of the Company. The power to determine who is and who is not a Key Participant is reserved solely for the Committee.

          (m) "Nonqualified Stock Option" means an option to purchase shares of Common Stock which is not intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code.

          (n) "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

          (o) "Optionee" means a Key Participant to whom an Option is granted under the Plan.

          (p) "Parent" means any corporation which qualifies as a parent of a corporation under the definition of "parent corporation" contained in
     Section 425(e) of the Code.

          (q)  "Subsidiary  "  means  any  corporation   which  qualifies  as  a
     subsidiary  of  a   corporation   under  the   definition  of   "subsidiary
     corporation" contained in Section 425(f) of the Code.

          (r) "Term" means the. period during which a particular option may be exercised as determined by the Committee and as provided in the option agreement.


1.3  Administration of the Plan.
     --------------------------

     The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors consisting solely of two or more Non-Employee Directors, as defined in Rule 16b-3 (see Section 1.10, below), or in the absence of an appointment of such a Committee, the full Board shall serve as the Committee. Subject to the control of the Board, and without limiting the control over decisions described in Section 1.7, the Committee shall have the power to interpret and apply the Plan and to make regulations for carrying out its purpose. More particularly, the Committee shall determine which Key Participants shall be granted Options and the terms of such grants. When granting Options, the Committee shall designate the Option as either an Incentive Stock Option or a Nonqualified Stock Option.
     Determinations by the Committee under the Plan (including, without limitation, determinations of the person to receive Awards, the form, amount and timing of such Awards, and the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. In serving on the Committee, members thereof shall be considered to be acting in their capacity as members of the Board of Directors and shall be entitled to all rights of indemnification provided by the Bylaws of the Company or otherwise to members of the Board of Directors.

1.4  Shares Subject to the Plan.
     --------------------------

     The total number of shares that may be purchased pursuant to Options under the Plan shall not exceed 550,000 shares of Common Stock. Shares subject to the Options which terminate or expire prior to exercise shall be available for future Awards under the Plan without again being charged against the limitation of 550,000 shares set forth above. Shares issued pursuant to the Plan may be either unissued shares of Common Stock or reacquired shares of Common Stock held in treasury.

1.5  Terms and Conditions of Options.
     -------------------------------

     All Options shall be evidenced by agreements in such form as the Committee shall approve from time to time subject to the provisions of Article II and
     Article III, as appropriate, and the following provisions:
     (a) Exercise. The Committee shall determine whether the Option shall be exercisable in full at any time during the Term or in cumulative or noncumulative installments during the Term.

     (b) Termination of Employment or Contractor Relationship. An Optionee's Options shall expire on the expiration of the Tern specified in
          Section 2.1 or 3.1 as the case may be, or upon the occurrence of such events as are specified in the agreement. In the event of exercise of the Option after termination of employment or contractor relationship, the Optionee may exercise the Option only with respect to the shares which could have been purchased by the Optionee at the date of such termination, and then only for a period of 90 days thereafter. However, the Committee may, but is not required to, waive any requirements made pursuant to Section 1.5(b) so that some or all of the shares subject to the Option may be exercised within the time limitation described in this subsection. An Optionee's employment or contractor relationship shall be deemed to terminate on the last date for which he receives a regular wage, salary or contract payment. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment or contractor relationship shall not occur where the Optionee transfers from the Company to one of its Subsidiaries or transfers from a Subsidiary to the Company.

     (c) Death or Disability. Upon termination of an Optionee's employment or contractor relationship by reason of death or disability (as determined by the Committee consistent with the definition of Section 422(c)(7) of the Code), the Option shall expire on the earlier of the expiration of (i) the date specified in the Option which in no event shall be later than 12 months after the date of such termination, or
          (ii) the Term specified in Section 2.1 or 3.1 as the case may be. The Optionee or his successor in interest, as the case may be, may exercise the Option only as to the shares that could have been purchased by the Optionee at the date of his termination of employment. However, the Committee may, but is not required to, waive any requirements made pursuant to Section 1.5(b) so that some or all of the shares subject to the Option may be exercised within the time limitation described in this subsection.

     (d) Payment. Payment for shares as to which an Option is exercised shall be made in such manner and at such time or times as shall be provided in the option agreement, including cash, Common Stock of the Company which was previously acquired by the Optionee, or any combination thereof. The Fair Market Value of the surrendered Common Stock as of the date of exercise shall be determined in valuing Common Stock used in payment for Options.

     (e) Nontransferabilitv. No Option granted under the Plan shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee.

     (f) Additional Provisions. Each option agreement may contain such other terms and conditions not inconsistent with the provisions of the Plan, including the award of cash amounts, as the Committee may deem appropriate from time to time.

1.6  Sock Adjustments: Mergers.
     -------------------------

     (a) Generally. Notwithstanding Section 1.4, in the event the outstanding shares are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of any other corporation by reason of any merger, sale of stock, consolidation, liquidation, recapitalization, reclassification, stock split up, combination of shares, stock dividend, or transaction having similar effect, the total number of shares set forth in Section 1.4 shall be proportionately and appropriately adjusted by the Committee.

     (b) Options. Following a transaction described in subsection (a) above, if the Company continues in existence, the number and kind of shares that are subject to any option and the option price per share shall be proportionately and appropriately adjusted without any change in the aggregate price to be paid therefor upon exercise of the Option. If the Company will not remain in existence or substantially all of its voting Common Stock and Common Stock will be purchased by a single purchaser or group of purchasers acting together, then the Committee may (i) declare that all Options shall terminate 30 days after the Committee gives written notice to all Optionee's of their immediate right to exercise all Options then outstanding (without regard to limitations on exercise otherwise contained in the Options), or (ii) notify all Optionee's that all Options granted under the Plan shall apply with appropriate adjustments as determined by the Committee to the securities of the successor corporation to which holders of the numbers of shares subject to such Options would have been entitled, or
          (iii) take action that is some combination of aspects of (i) and (ii). The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding. Any fractional shares resulting from any of the foregoing adjustments under this section shall be disregarded and eliminated.

1.7  Acceleration Event.
     ------------------

     If an Acceleration Event occurs in the opinion of the Board of Directors, based on circumstances known to it, the Board of Directors may, but is not obligated to, direct the Committee to declare that any or all Options granted under the Plan shall become exercisable immediately notwithstanding the provisions of the respective agreements granting any such Awards.

1.8  Notification of Exercise.
     ------------------------

     Options shall be exercised by written notice directed to the Secretary of the Company at the principal executive offices of the Company. Such written notice shall be accompanied by any payment required pursuant'to Section 1.5(d). Exercise by an Optionee's heir or the representative of his estate shall be accompanied by evidence of his authority to so act in form reasonably satisfactory to the Company.


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

1.9  Modification. Extension and Renewal of Awards.
     ---------------------------------------------

     Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards or accept the surrender of outstanding Awards (to the extent not theretofore exercised) granted under the Plan or under any other plan of the Company or a Subsidiary, and authorize the granting of new Awards pursuant to the Plan in substitution therefor, and the substituted Awards may bear such different or additional terms and conditions as the Committee shall deem appropriate within the limitations of the Plan. Notwithstanding the foregoing, however, no modification of an Award shall, without the consent of the Grantee holding the Award, adversely affect the rights or obligations of such Grantee.

1.10. Compliance with Rule 16b-3.
      --------------------------

     It is intended that the provisions of the Plan and any Award shall comply in all respects with the terms and conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect on January 1, 1999 and as amended, or any successor provisions, as it relates to persons subject to the reporting requirements of Section 16(a) of such Act. Any agreement granting an Award shall contain such provisions as are necessary or appropriate to assure such compliance. To the extent that any provision hereof is found not to be in compliance with such rule as it relates to such Act, such provision shall be deemed to be modified so as to be in compliance with such rule, or if such modification is not possible, shall be deemed to be null and void, as it relates to such Grantee.

                      ARTICLE II - INCENTIVE STOCK OPTIONS

2.1  Terms of Incentive Stock Options.
     --------------------------------

     Each Incentive Stock Option granted under the Plan shall be exercisable only during a Term fixed by the Committee; provided, however, that the Term shall end no later than 10 years after the date the Incentive Stock Option is granted.

2.2  Limitation on Options.
     ---------------------

     Not applicable at this time.

2.3  Special Rule for Ten Percent Shareholder.
     ----------------------------------------

     If at the time an Incentive Stock Option is granted, a participant owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his employer corporation or of its Parent or any of its Subsidiaries, as determined using the attribution rules of
     Section 424(d) of the Code, then the terms of the Incentive Stock Option shall specify that the option price shall be at least 110% of the Fair Market Value of the stock subject to the Incentive Stock Option and such Incentive Stock Option shall not be exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

2.4  Interpretation.
     --------------

     In interpreting this Article II of the Plan and the provisions of individual option agreements, the Committee and the Board shall be governed by the principles and requirements of Sections 421, 422 and 425 of the Code, and applicable Treasury Regulations.

                    ARTICLE III - NONQUALIFIED STOCK OPTIONS

3.1  Terms and Conditions of Options.
     -------------------------------

     In addition to the requirements of Section 1.5, each Nonqualified Stock Option granted under the Plan shall be exercisable only during a Term fixed by the Committee.

3.2  Section 831b) Election.
     ----------------------

     The Company recognizes that certain persons who receive Nonqualified Stock Options may be subject to restrictions regarding their right to trade Common Stock under applicable securities laws. Such may cause Optionee's exercising such Options not to be taxable under the provisions of Section 83(c) of the Code. Accordingly, Optionee's exercising such Nonqualified Stock Options may consider making an election to be taxed upon exercise of the Option under Section 83(b) of the Code and to effect such election will file such election with the Internal Revenue Service within thirty (30) days of exercise of the Option and otherwise in accordance with applicable Treasury Regulations.

                       ARTICLE IV - ADDITIONAL PROVISIONS

4.1  Stockholder Approval.
     --------------------

     The Plan shall be submitted for the approval of the stockholders of the Company at the first annual meeting of stockholders held subsequent to the adoption of the Plan and in all events within two years of its approval by the Board of Directors. If at said meeting the stockholders of the Company do not approve the Plan, the Plan shall terminate.

4.2  Compliance with Other Laws and Regulations.
     ------------------------------------------

     The Plan, the grant and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares under such Options, shall be subject to all applicable Federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (a) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (b) the completion of any registration or qualification or exemption of such shares under any Federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

4.3  Amendments.
     ----------

     The Board of Directors may discontinue the Plan at any time, and may amend it from time to time, but no amendment, without approval by 51% of stockholders' vote, may increase the total number of shares which may be issued under the Plan. Other than as expressly permitted under the Plan, no outstanding Award may be revoked or altered in a manner unfavorable to the Grantee without the consent of the Grantee.

4.4  No Rights As Shareholder.
     ------------------------

     No Grantee shall have any rights as a shareholder with respect to any share subject to his or her Option prior to the date of issuance to him or her of a certificate or certificates for such shares.

4.5  Withholding.
     -----------

     Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Grantee to remit to the Company an amount sufficient to satisfy any Federal, state or local withholding tax liability in such form as the Company may determine or accept in its sole discretion, including payment by surrender or retention of shares of Common Stock prior to the delivery of any certificate or certificates for such shares.

4.6  Continued Employment Not Presumed.
     ---------------------------------

     This Plan and any document describing this Plan and the grant of any Award hereunder shall not give any Optionee or other Participant a right to continued employment or directorship by the Company or its Subsidiaries or affect the right of the Company or its Subsidiaries to terminate the employment or directorship of any such person with or without cause.

4.7  Effective Date: Duration.
     ------------------------

     The Plan shall become effective as of the date of stockholder approval and shall expire ten years thereafter. No Awards may be granted under the Plan after the expiration date, but Awards granted on or before that date may be exercised according to the terms of the related agreements and shall continue to be governed by and interpreted consistent with the terms hereof.









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